Exhibit 10.26
EXECUTION VERSION
Dated 23 December 2008
Between
STEMCELLS, INC.
as Lender
and
STEM CELL SCIENCES PLC
as Borrower

FACILITY AGREEMENT

MORRISON | FOERSTER

EXECUTION VERSION
THIS FACILITY AGREEMENT is dated December 2008 and is made
BETWEEN:
(1)	STEMCELLS, INC. whose address is 3155 Porter Drive, Palo Alto, California 94304-1213, USA (the “Lender”); and

(2)	STEM CELL SCIENCES PLC whose address is Meditrina Building 260, Babraham Research, Campus, Cambridge CB22 3AT United Kingdom (the “Borrower”).
WHEREAS:
(A)	The share capital of the Borrower is listed on the AIM market of the London Stock Exchange plc.

(B)	The Lender is interested in entering into further discussions which may or may not lead to the Lender making an offer to acquire all (or substantially the whole) of the undertaking and assets of the Borrower or of any group company of the Borrower (the “Proposal”).

(C)	The Borrower requires working capital to maintain its current operations during the period of those discussions concerning the Proposal.

(D)	The Borrower and SCS Holdings shall grant security to the Lender pursuant to the Share Mortgage Deeds and the Assignment of Contract to be executed by the Lender in connection with this Facility Agreement.
1 INTERPRETATION
1.1 Definitions
In this Facility Agreement the following terms have the meanings given to them in this clause 1.1, except where the context otherwise requires.
“Advance” means the loan made or to be made under the Facility or, where the context requires, the principal amount of that loan outstanding.
“Assignment of Contract” means the assignment of contract, in a form approved by the Lender and the Borrower, pursuant to which the Borrower shall assign the benefit of an intra-group loan agreement to the Lender by way of security.
“Borrower’s Account” means the bank account of the Borrower, details of which are as follows:

Account name:	Stem Cell Sciences plc
Bank:	HSBC plc
70 Hanover Street
Edinburgh, EH2 1HQ
Bank account no.:	91643177
Sort code:	40-20-44
IBAN:	GB 97MIDL 402044 91643177
BIC:	MIDLGB2111M

EXECUTION VERSION
“Borrowings” means amounts borrowed or raised under any transaction having the commercial effect of a borrowing or raising of finance.
“Business Day” means a day (other than Saturday or Sunday) on which banks are open for general business in London and San Francisco.
“Competing Proposal” has the meaning given to such term in the Exclusivity Agreement.
“Default” means (a) any Event of Default or (b) any event or circumstance which is reasonably likely to constitute an event of Default subject only to the giving of any notice, the expiry of any applicable period, the making of any specified determination or the fulfillment of any specified condition.
“Duty” means any duty, obligation or liability of any kind.
“Event of Default” means any event or circumstance specified as such in clause 11.2 (Events of Default).
“Exclusivity Letter” means the exclusivity letter, in a form approved by the Lender and the Borrower, pursuant to which the Borrower shall give certain undertakings and assurances to the Lender in connection with their entering into discussions concerning the Proposal.
“Facility” means the loan facility provided under this Facility Agreement as described in clause 2 (The Facility).
“Finance Documents” means this Facility Agreement, the Guarantee, the Share Mortgage Deeds, the Assignment of Contract, the Negative Pledge Letter and the Exclusivity Letter.
“Group” means the Borrower and its Subsidiaries from time to time; and “Group Company” means any of them.
“Guarantee” means the all-monies guarantee, in a form approved by the Lender and the Borrower, pursuant to which SCS Holdings shall guarantee any obligations of the Borrower to the Lender.
“Loan” means, at any time, the aggregate principal amount outstanding under this Facility Agreement.
“Negative Pledge Letter” means a letter from SCS UK to the Lender in a form approved by the Lender and the Borrower, confirming, inter alia, that SCS UK will not grant security over its assets to any party without the Lender’s prior written consent.
“Permitted Borrowings” means:
(a)	Borrowings outstanding in the normal and prudent course of the trading activities of the Group and which have not been overdue for more than 60 days;

EXECUTION VERSION
(b)	Borrowings by Group Companies from other Group Companies, provided that (i) such Borrowings already exist as at the date of this Facility Agreement, or (ii) are necessary in order to remit sums borrowed under this Facility Agreement, or subsequent Permitted Borrowings from non-Group entities, to other Group Companies; and
(c)	Borrowings by the Borrower from non-Group entities by way of additional finance, provided that such Borrowings are subordinated to any monies owed by the Borrower to the Lender (being either unsecured or, if secured, then subordinated in a manner satisfactory to the Lender (in which respect the Lender’s discretion shall be absolute)); and
(d)	any Borrowings arising under the Finance Documents or otherwise in favour of the Lender or any transferee or assignee of, or any refinancing of such Borrowings.
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal on arm’s length terms:
(a)	of trading stock or cash made in the ordinary course of trading of the disposing entity;

(b)	of obsolete or redundant vehicles, plant and equipment for cash; or

(c)	arising as a result of any Permitted Security Interest.
“Permitted Loan” means:
(a)	any trade credit extended by any Group Company to its customers on normal commercial terms and in the ordinary course of trading and which are not outstanding for more than 60 days; and

(b)	loans outstanding between Group Companies (to the extent that these are consistent with the definition of Permitted Borrowings).
“Permitted Security Interests” means:
(a)	liens arising by operation of law in the ordinary course of Group Companies’ trading;
(b)	retention of title claims arising over goods or equipment purchased by Group Companies in the ordinary course of their trading; and

(c)	Security Interests granted to the Lender pursuant to the Finance Documents.
“Regulation” means any present or future law, regulation, rule, request, requirement or guideline of any authority, whether or not it has the force of law (but, if it does not, with which the person concerned habitually complies or should habitually comply).

“Repayment Date” means the date falling 6 months subsequent to the date of this Facility Agreement.
“Right” means any right, privilege, power, immunity or other interest or remedy of any kind.

EXECUTION VERSION
“SCS Australia” means Stem Cell Sciences Australia (pty) Limited.
“SCS Holdings” means Stem Cell Sciences Holdings Limited.
“SCS UK” means Stem Cell Sciences UK Limited.
“Security Interest” means any mortgage, standard security, charge (whether fixed or floating), assignment by way of security, hypothecation, pledge, lien or other security arrangement of any kind.
“Share Mortgage Deeds” means:
(a)	the share mortgage deed, in a form approved by the Lender and the Borrower, pursuant to which the Borrower shall grant a charge over shares held by it in SCS Holdings;
(b)	the share mortgage deed, in a form approved by the Lender and the Borrower, pursuant to which SCS Holdings shall grant a charge over shares held by it in SCS UK; and
(c)	the share mortgage deed, in a form approved by the Lender and the Borrower, pursuant to which SCS Holdings shall grant a charge over shares held by it in SCS Australia.
“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of, and Schedule 7 to, the Companies Act 2006.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“£” or “Sterling” means the lawful currency of the United Kingdom.
1.2 In this Facility Agreement:
(a)	the summary and the headings are inserted for convenience only and do not affect the interpretation of this Facility Agreement;

(b)	references to clauses and schedules are to clauses of, and schedules to, this Facility Agreement;

(c)	references to this Facility Agreement, a Finance Document or any other document are to this Facility Agreement, that Finance Document or that other document as from time to time amended, restated, novated, or replaced, however fundamentally;

(d)	references to a person include an individual, firm, company, corporation, unincorporated body of persons and any government entity;

(e)	references to a person include its successors in title, permitted assignees and permitted transferees;

EXECUTION VERSION
(f)	words importing the plural include the singular and vice versa;

(g)	references to a time of day are to London time, using the 24 hour clock;

(h)	references to any enactment include that enactment as re enacted; and, if an enactment is amended, any provision of this Facility Agreement which refers to that enactment will be amended in such manner as the Lender, after consultation with the Borrower, determines to be necessary in order to preserve the intended effect of this Facility Agreement;

(i)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived; and

(j)	if the due date for any payment under this Facility Agreement falls on a day which is not a Business Day, the due date shall be extended to the next Business Day.
1.3 This Facility Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which may be delivered by facsimile or by pdf and each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.
1.4 A person who is not a party to this Facility Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Facility Agreement.
2 THE FACILITY
2.1 Subject to the terms of this Facility Agreement, the Lender makes available to the Borrower a loan facility in an aggregate amount of £200,000.
2.2 The Borrower shall immediately use and apply the whole of the Advance made by the Lender exclusively for the working capital purposes of the Borrower and its subsidiaries.
2.3 The Lender is not bound to monitor or verify the application of any amount borrowed under or pursuant to this Facility Agreement.
3 ADVANCES
3.1 Conditions Precedent to the Facility
The obligation of the Lender to make the Facility available is conditional on the satisfaction of the conditions precedent described in Schedule 2 (Conditions Precedent to the Facility). If such conditions precedent are not satisfied within 2 Business Days of the date hereof this Facility Agreement shall terminate without liability to either party.
3.2 Advance
Subject to clause 3.1, the Lender agrees to advance to the Borrower the sum of £200,000 which shall be remitted to the Borrower’s Account within 2 Business Days of the date hereof or the date on which the final condition precedent is satisfied, whichever is the later.
3.3 Condition Subsequent to the Facility

EXECUTION VERSION
The Borrower shall deliver to the Lender as soon as reasonably practicable and in any event within 21 days of the date hereof share certificates in respect of the Borrower’s shareholding in Holdings, Holdings’ shareholding in UK and Holdings’ shareholding in Australia and all other documents reasonably required by the Lender in respect of those shares.
4 REPAYMENT, PREPAYMENT AND CANCELLATION
4.1 Repayment
(a)	Subject always to clause 11.1 (Consequences of an Event of Default), the Borrower will repay the outstanding Loan together with all other amounts payable under or pursuant to this Facility Agreement on the Repayment Date.

(b)	Any amount repaid under this clause 4.1 may not be re-borrowed.
4.2 Prepayment
(a)	Without prejudice to the obligation to make payment pursuant to clause 4.1, the Borrower may in its sole discretion prepay the whole or any part of the outstanding Loan together with all other amounts payable under or pursuant to this Facility Agreement at any time prior to the Repayment Date.

(b)	Any amount prepaid pursuant to clause 4.2 may not be re-borrowed.
5 INTEREST
5.1 Interest shall accrue on a daily basis on the balance of the Loan from time to time outstanding at a rate of 8 per cent. per annum on the basis of the number of days accrued on the assumption of a 365 day year.
5.2 In the event that any outstanding Loan amount is not repaid on the date required pursuant to this Facility Agreement nor, if applicable, within the cure period set out in clause 11.2(a) for such payment, then the rate of interest accruing thereon pursuant to in clause 5.1 shall be increased to 12 per cent. per annum in respect of the period thereafter until the date such outstanding Loan amount is so repaid in full.
5.3 Interest shall not be compounded.
6 TAXES AND OTHER DEDUCTIONS
6.1 All payments by the Borrower to the Lender under this Facility Agreement shall be without deduction or withholding (including, without limitation, any deduction or withholding of Tax) unless the Borrower is required by law to make a payment subject to such deduction or withholding, in which case the amount payable by the Borrower will be sufficiently increased to ensure that the Lender receives and (after such deduction or withholding) is left with a net sum equal to that which it would have received if no such deduction or withholding had been required.

EXECUTION VERSION
7 FEES AND EXPENSES
7.1 Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Facility Agreement and the other Finance Documents.
7.2 The Borrower shall bear the reasonable cost of any transfer of funds required to be made under the terms of this Facility Agreement, which costs shall be added to, and shall subsequently form part of, the Loan.
8 PAYMENTS
8.1 Payment mechanics
All payments to the Lender under this Facility Agreement shall be made in Sterling, and in immediately available funds into the account of the Lender as detailed in Schedule 1.
8.2 No set-off
All payments to be made to the Lender under this Facility Agreement shall be calculated and made without (and free and clear of any deduction for) set off or counterclaim.
9 REPRESENTATIONS
The Borrower represents to the Lender that all the matters described in this clause 9 are true on the date of this Facility Agreement, by reference to the facts and circumstances then existing:
9.1 The Borrower is duly incorporated and validly existing under the laws of England and Wales and has full power to own its assets and carry on business as it is now being conducted.
9.2 The Borrower has the power to execute the Finance Documents and to exercise its Rights and perform its Duties under the Finance Documents.
9.3 The Finance Documents to which the Borrower is a party constitute (or will, when executed, constitute) legally valid, binding and enforceable obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
9.4 The execution of the Finance Documents and the exercise of its Rights and the performance of its Duties under the Finance Documents have been duly authorised by all necessary actions of the Borrower and:
(a)	do not and will not violate any provision of any law, decree, rule or regulation or of any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to the Borrower;

(b)	do not and will not violate any provision of the Memorandum or Articles of Association of the Borrower; and

EXECUTION VERSION
(c)	do not and will not violate any provision of any deed, agreement or other instrument to which the Borrower is a party or which is binding upon it or its assets.
9.5 No judgment has been given in legal proceedings and no arbitral or administrative award has been given which has materially adversely affected the business, assets or financial condition of the Borrower or any of its Subsidiaries and no litigation or administrative or arbitration proceeding before or of any court, tribunal, arbitrator or any other relevant authority is presently in process, pending or (to the knowledge of the Borrower) threatened which might materially and adversely affect the business, assets or financial condition of the Borrower or any of its Subsidiaries (save for threats made in relation to the proposed commencement of proceedings in relation to the non-payment of sums payable by Group Companies in the ordinary course of business).
9.6 There is not in existence nor (to the knowledge of the Borrower) likely to occur any dispute with any governmental or other authority or any other dispute of any kind (other than as may concern the non-payment of sums payable by Group Companies in the ordinary course of business) which in any such case affects the Borrower or any of its Subsidiaries and which might materially and adversely affect their business, assets or financial condition.
9.7 Neither the Borrower nor any of its Subsidiaries is in default under any law, decree, rule or regulation nor under any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to them nor under any deed, agreement or other instrument where such default is likely to materially and adversely affect the business, assets or financial condition of the Borrower or any of its Subsidiaries (other than as may concern the non-payment of sums payable by Group Companies in the ordinary course of business).
9.8 No Default has occurred and is continuing.
10 UNDERTAKINGS
10.1 Negative Undertakings
So long as the Loan or any interest on it remains outstanding the Borrower will not, and will procure that no other Group Company will, without the prior written consent of the Lender:
(a)	pay, make or declare any dividend or other distribution or redeem or retire any of its shares or issue any shares (or any interest therein);

(b)	incur or have outstanding any Borrowings, other than Permitted Borrowings;

(c)	make any loan other than a Permitted Loan;

(d)	directly or indirectly (whether by way of personal obligation or otherwise) give or permit to subsist any guarantee, indemnity or other assurance against loss or become or remain liable (contingently or otherwise) for any present or future indebtedness or liability of any other person (other than a Group Company);

(e)	make any material change to the nature of its business as carried on at the date of this Facility Agreement or enter into any new business;

EXECUTION VERSION
(f)	(other than in the normal and proper course of business) sell, transfer, lease, license, lend or otherwise dispose of the whole or any substantial part of its properties, assets or revenues, whether by one transaction or a series of transactions (related or not);

(g)	create or allow to exist any Security Interest over its present or future properties, assets or revenues, other than Permitted Security Interests;

(h)	sell, transfer, leave, lend or otherwise dispose of the whole or any substantial part of its properties, assets or revenues, whether by one transaction or a series of transactions (related or not) other than Permitted Disposals; or

(i)	acquire a company or any shares or securities or a business or undertaking, enter into any joint venture or incorporate a company or other entity.
11 DEFAULT
11.1 Consequences of an Event of Default
If an Event of Default has occurred, the Lender may at any time, by giving written notice to the Borrower:
(a)	terminate the Facility; and/or

(b)	demand repayment of all or any part of the Loan and payment of any other amounts accrued under this Facility Agreement (upon which such amounts will be immediately due and repayable); and/or

(c)	declare that all or any part of the Loan and any other amounts accrued under this Facility Agreement are payable on demand by the Lender at any time; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Share Mortgage Deeds or the Assignment of contract in accordance with the provisions thereof.
11.2 Events of Default
Each of the matters listed in this clause 11.2 is an Event of Default.
(a)	The Borrower fails to repay on the due date any amount payable by it pursuant to this Facility Agreement unless its failure to make such payment is caused by an administrative or technical error and payment is made within 3 Business Days of the due date.

(b)	The Borrower repudiates, disaffirms, disclaims or challenges the validity of any Finance Document.

(c)	Any representation or statement made or deemed to be made by a Borrower in connection with a Finance Document or any related document is incorrect or misleading in a material respect.

(d)	The Borrower or any Group Company breaches any provision of any Finance Document to which it is a party (but, if the Lender considers that the breach is capable

EXECUTION VERSION
of remedy, there will not be an Event of Default if the Borrower or that other Group Company takes such action as is required by the Lender to rectify the breach within such period, not being less than 5 Business Days, as the Lender stipulates).

(e)	A meeting of the Borrower or any other Group Company is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed, or any person presents a petition for the winding-up or application for the administration of the Borrower or any other Group Company or any order for the winding-up or administration of the Borrower or any other Group Company is made or any other step (including petition, application, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of, or any other insolvency or moratorium proceedings involving, the Borrower or any other Group Company.

(f)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of the Borrower or any other Group Company or any part of the assets of any of them or the directors of the Borrower or any other Group Company request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer or any other steps are taken to enforce any Security Interest over any assets of the Borrower or any other Group Company.

(g)	A creditor or encumbrancer takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, properties, rights or revenues of the Borrower or any Group Company and such attachment or process is not discharged within seven days.

(h)	The Borrower or any other Group Company suspends payment of all (or substantially all) of its debts or declares itself (or is held by a court of competent jurisdiction) to be unable to pay its debts as they fall due (within the meaning of section 123 of the Insolvency Act 1986).

(i)	The Borrower or any other Group Company commences negotiations with all or any class of its creditors with a view to the general readjustment or rescheduling of all or any class of its indebtedness or proposed to enter, or enters, into any assignment, composition or other arrangement for the benefit of its creditors generally or any class of its creditors.

(j)	Any event in relation to the Borrower or any other Group Company in any jurisdiction other than England, which has an effect equivalent or similar to any of the events mentioned in Clauses 11.2(e) to (i).

(k)	A Competing Proposal is publicly announced and recommended by the Borrower.
11.3 The Borrower will inform the Lender in writing of any matter which gives rise to any Default immediately, and in every case within 3 Business Days of the Borrower becoming aware of the same.

EXECUTION VERSION
12 MISCELLANEOUS
12.1 Transfer
Neither the Borrower nor the Lender may transfer (either by assignment or by novation) any of its Rights or Duties under this Facility Agreement, save that the Lender may transfer (either by assignment or by novation) any of its Rights and/or Duties under this Facility Agreement to an affiliate of the Lender or, whilst an Event of Default is continuing, to any third party.
12.2 Rights
(a)	The Rights of the Lender against the Borrower under this Facility Agreement are cumulative. They do not limit any Rights of the Lender against the Borrower existing under the general law.

(b)	No failure by the Lender to exercise any Right under this Facility Agreement will operate as a waiver of that Right. Nor will a single or partial exercise of a Right by the Lender preclude its further exercise.

(c)	No delay or omission by the Lender in exercising any right, power or remedy provided by law or under this Facility Agreement shall affect that right, power or remedy, or operate as a waiver of it.
12.3 Notices
(a)	Any notice or other communication to a party to this Facility Agreement must be in writing. It must be addressed for the attention of such person, and shall be delivered personally or sent by international signed-for airmail or facsimile to such address or fax number as that party may from time to time notify to the other parties.

(b)	Proof of posting or despatch of any notice or communication shall be deemed to be proof of receipt:
(i)	in the case of airmail, five Business Days after having been posted;

(ii)	in the case of a facsimile, at the time of transmission provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day.
For the purpose of this Clause (b), “Business Day” means any day which is not a Saturday, Sunday or a public holiday in the place at or to which the notice is sent.

(c)	The administrative details of the parties are contained in Schedule 1 (Initial administrative details of the parties), but a party may amend its own details at any time on the provision of 5 Business Days prior written notice to the other parties.

EXECUTION VERSION
12.4 Partial invalidity
If, at any time, any provision of this Facility Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.
12.5 Variations
No variations of this Facility Agreement shall be considered as valid and as constituting part of this Facility Agreement unless such variation shall have been made in writing and signed by the parties hereto. The expression “variation” shall include any variation, amendment, supplement, deletion or replacement, however effected.
13 LAW AND JURISDICTION
13.1 Law
This Facility Agreement is governed by, and shall be construed in accordance with, English law.
13.2 Jurisdiction
(a)	The Borrower and the Lender irrevocably agrees that the courts of England have exclusive jurisdiction and accordingly submit to the jurisdiction of the courts of England in relation to any matter arising in connection with this Facility Agreement (including regarding its existence). The submission to the English Courts shall not (and shall not be constituted so as to) limited the right of the Lender to take proceedings against the Borrower in any other Court of competent jurisdiction nor should the taking of proceedings in any one jurisdiction preclude the taking of proceedings in any other jurisdiction, concurrently or not.
THIS FACILITY AGREEMENT has been entered into on the date stated at the beginning of this Facility Agreement.

EXECUTION VERSION
EXECUTION PAGE

THE BORROWER

Executed by	)
STEM CELL SCIENCES PLC	)

/s/ Alastair Riddell	Signature of director

Alastair Riddell	Name of director

THE LENDER

Executed as a deed by	)
STEMCELLS, INC.	)

/s/ Martin McGlynn	Signature of authorised signatory

Martin McGlynn	Name of authorised signatory